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                                                                    EXHIBIT 99.1
NEWS RELEASE


Contacts:
John Rosenthal 219-273-9700
Edward Pooley 800-890-2798
Fax:  219-273-0791
E-mail: jrosenthal@sjcb.com
         epooley@sjcb.com

                              FOR IMMEDIATE RELEASE

             ST. JOSEPH CAPITAL BANK'S TOTAL LOANS TOP $100 MILLION

Mishawaka, Indiana - May 16, 2000 - St. Joseph Capital Corporation (OTC:
"SJOE"), will announce today at its Annual Meeting of Shareholders that the Bank has surpassed $100 million in total loans. "This is a significant milestone and a meaningful achievement for a de novo bank that is barely three years old," said Patrick D. Novitzki, Senior Vice President.

John W. Rosenthal Chairman, President and Chief Executive Officer said, "St. Joseph Capital Bank's robust loan growth is attributable to a number of factors including the current strength of the local economy and the effectiveness of our market penetration strategies. These factors have led to an ever increasing share of the market."

"The most significant element in our rapid loan growth," Mr. Rosenthal continued, "is the overwhelming acceptance of our overall banking concept by our clients. That concept or philosophy is predicated on a high level of personalized service delivered by a seasoned staff of hometown banking professionals."

St. Joseph Capital Corporation is a bank holding company whose headquarters are located in Mishawaka, Indiana. Its sole subsidiary, St. Joseph Capital Bank, provides a broad array of banking services to businesses and individuals in the Michiana area. Its stock is an Over-the-Counter "bulletin board" stock and trades under the symbol "SJOE".

           St. Joseph Capital Bank is a Member of the Federal Deposit
                             Insurance Corporation.

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